Exhibit 2.1

SHARE
EXCHANGE AGREEMENT

by and among

Wonhe High-Tech International, Inc.
a Nevada corporation

and

World Win International Holding Ltd.
a British Virgin Islands company

and

the Shareholders of
World Win International Holding Ltd.

and

Super-stable Group Holdings Limited
a Hong Kong company

Dated as of June 27, 2012

SHARE EXCHANGE AGREEMENT

THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 27th day of June, 2012, by and between Wonhe High-Tech International, Inc., a Nevada corporation (“Wonhe High-Tech”), World Win International Holding Ltd., a British Virgin Islands company (“World Win”), Super-stable Group Holdings Limited, a Hong Kong company (“Majority Shareholder”),  and the shareholders of World Win (the “World Win  Shareholders”), upon the following premises:

Premises

WHEREAS, Wonhe High-Tech is a Nevada corporation registered under the Securities and Exchange Act of 1934, as amended;

WHEREAS, Wonhe High-Tech agrees to acquire 100% of the issued and outstanding shares of World Win from the World Win Shareholders in exchange for the transfer of certain shares of Wonhe High-Tech from the Majority Shareholder (the “Exchange”) and the World Win Shareholders agree to exchange their shares of World Win on the terms described herein. On the Closing Date (as defined in Section 4.05), World Win will become a wholly-owned subsidiary of Wonhe High-Tech;

WHEREAS, the boards of directors of Wonhe High-Tech, World Win and the Majority Shareholder have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WORLD WIN

As an inducement to, and to obtain the reliance of Wonhe High-Tech, except as set forth in the World Win Schedules (as hereinafter defined), World Win represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01 Incorporation.  World Win is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the World Win Schedules are complete and correct copies of the memorandum of association and articles of association of World Win as in effect on the date hereof, as well as true and correct copies of the Certificate of Incorporation and the Business Registration Certificate, or equivalent documents.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of World Win’s memorandum of association or articles of association or equivalent documents.  World Win has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  World Win has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Authorized Shares.  The number of shares which World Win is authorized to issue consists of 50,000 shares of a single class, par value of $1.00 per share.  There are 50,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations.  Except as set forth in the World Win Schedule 1.03, World Win does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “World Win” also includes those subsidiaries set forth on the World Win Schedules.

Section 1.04 Financial Statements.  (a) Included in the World Win Schedule 1.04 are (i) the audited balance sheets of Shenzhen Wonhe Technology Co., Ltd. (“Shenzhen Wonhe”) as of December 31, 2011 and December 31, 2010 and the related audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2011 and for the period from November 16, 2010 (Inception) to December 31, 2010, together with the notes to such statements and the opinion of Wei Wei & Co., LLP, independent certified public accountants, and (ii) the unaudited financial statements of Shenzhen Wonhe for the three-month periods ended March 31, 2012 and 2011. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Shenzhen Wonhe balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Shenzhen Wonhe.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, World Win and Shenzhen Wonhe had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of World Win and Shenzhen Wonhe, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b) World Win has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and World Win has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c) The books and records, financial and otherwise, of World Win are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d) All of Shenzhen Wonhe’s assets are reflected on its financial statements, and, except as set forth in the World Win Schedules or the financial statements of Shenzhen Wonhe or the notes thereto, Shenzhen Wonhe has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information.  The information concerning World Win set forth in this Agreement and in the World Win Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06  Options or Warrants.  Except as set forth in the World Win Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of World Win.

Section 1.07 Litigation and Proceedings.  Except as disclosed on Schedule 1.07, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of World Win after reasonable investigation, threatened by or against World Win or affecting World Win or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  World Win does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.08 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which World Win is a party or to which any of its assets, properties or operations are subject.

Section 1.09 Compliance With Laws and Regulation.  To the best of its knowledge, World Win has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of World Win or except to the extent that noncompliance would not result in the occurrence of any material liability for World Win.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.10 Approval of Agreement.  The Board of Directors of World Win has authorized the execution and delivery of this Agreement by World Win and has approved this Agreement and the transactions contemplated hereby, and will recommend to the World Win Shareholders that the Exchange be accepted.

Section 1.11 World Win Schedules.  World Win has delivered to Wonhe High-Tech the following schedules, which are collectively referred to as the “World Win Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of World Win as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the memorandum of association and articles of association of World Win in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Shenzhen Wonhe identified in paragraph 1.04(a);

(c) a schedule of any exceptions to the representations made herein; and

(d) a schedule containing the other information requested above.

World Win shall cause the World Win Schedules and the instruments and data delivered to Wonhe High-Tech hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.12 Valid Obligation.  This Agreement and all agreements and other documents executed by World Win in connection herewith constitute the valid and binding obligation of World Win, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.13 PRC Laws and Regulations.  To the best of their knowledge, World Win’s subsidiaries in PRC and Shenzhen Wonhe are in compliance with all applicable PRC laws and regulations.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of World Win’s subsidiaries in PRC and Shenzhen Wonhe doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE MAJORITY
SHAREHOLDER

As an inducement to, and to obtain the reliance of World Win and the World Win Shareholders, except as set forth in the Wonhe High-Tech Schedules (as hereinafter defined), the Majority Shareholder represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.  Wonhe High-Tech is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Wonhe High-Tech Schedules are complete and correct copies of the articles of incorporation and bylaws of Wonhe High-Tech (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Wonhe High-Tech’s Articles.  Wonhe High-Tech has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Wonhe High-Tech has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.

(a) Wonhe High-Tech’s authorized capitalization consists of (i) 90,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 23,900,130 shares are issued and outstanding, and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  Immediately prior to the closing, no shares of Wonhe High-Tech’s Preferred Stock are issued and outstanding.    All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Wonhe High-Tech’s capital stock were reserved for issuance upon the exercise of outstanding options to purchase such shares; (iv) no shares of Wonhe High-Tech’s capital stock were reserved for issuance upon the exercise of outstanding warrants to purchase such shares; and (vi) no Common Shares were reserved for issuance upon the conversion of Wonhe High-Tech Preferred Stock or any outstanding convertible notes, debentures or other securities.  All outstanding shares of Wonhe High-Tech Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Wonhe High-Tech, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Wonhe High-Tech is a party or by which it is bound obligating Wonhe High-Tech to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Wonhe High-Tech or obligating Wonhe High-Tech to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Wonhe High-Tech common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Wonhe High-Tech is a party or by which it is bound with respect to any equity security of any class of Wonhe High-Tech, and there are no agreements to which Wonhe High-Tech is a party, or which Wonhe High-Tech has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03 Subsidiaries and Predecessor Corporations.  Save as otherwise provided in Schedule 2.03 Wonhe High-Tech does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the Wonhe High-Tech Schedules are (i) the audited balance sheets of Wonhe High-Tech as of June 30, 2011 and June 30, 2010 and the related audited statements of operations, stockholders’ equity and cash flows for  the twelve months ended June 30, 2011 and June 30, 2010, together with the notes to such statements and the opinions of GBH CPAs, PC and Friedman LLP, independent certified public accountants, with respect thereto and (ii) the unaudited balance sheets of Wonhe High-Tech as of March 31, 2012 and the related unaudited statements of operations, stockholders’ equity and cash flows for the three month period ending March 31, 2012;

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Wonhe High-Tech balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Wonhe High-Tech.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Wonhe High-Tech had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Wonhe High-Tech, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(c) Wonhe High-Tech has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(d) Wonhe High-Tech has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(e) The books and records, financial and otherwise, of Wonhe High-Tech are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(f) All of Wonhe High-Tech’s assets are reflected on its financial statements, and, except as set forth in the Wonhe High-Tech Schedules or the financial statements of Wonhe High-Tech or the notes thereto, Wonhe High-Tech has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information.  The information concerning Wonhe High-Tech set forth in this Agreement and the Wonhe High-Tech Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Wonhe High-Tech has fully disclosed in writing to World Win (through this Agreement or the Wonhe High-Tech Schedules) all information relating to matters involving Wonhe High-Tech or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Wonhe High-Tech or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Wonhe High-Tech, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants.  Except as set forth on Schedule 2.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Wonhe High-Tech.

Section 2.07 Absence of Certain Changes or Events.  Since March 31, 2012:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Wonhe High-Tech or (ii) any damage, destruction or loss to Wonhe High-Tech (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Wonhe High-Tech;

(b) Wonhe High-Tech has not (i) amended its articles of incorporation or Articles except as required by this Agreement or as previously publicly disclosed in Wonhe High-Tech’s filings with the SEC; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Wonhe High-Tech; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) Wonhe High-Tech has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Wonhe High-Tech balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Wonhe High-Tech; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) To the Majority Shareholder’s knowledge, Wonhe High-Tech has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Wonhe High-Tech.

Section 2.08 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Majority Shareholder after reasonable investigation, threatened by or against Wonhe High-Tech or affecting Wonhe High-Tech or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Wonhe High-Tech Schedule 2.08.  The Majority Shareholder has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) Wonhe High-Tech is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b) Wonhe High-Tech is not a party to or bound by, and the properties of Wonhe High-Tech are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) Wonhe High-Tech is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Wonhe High-Tech.

Section 2.10 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Wonhe High-Tech is a party or to which any of its assets, properties or operations are subject.

Section 2.11 Compliance With Laws and Regulations.  To the best the Majority Shareholder’s knowledge, Wonhe High-Tech has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12 Approval of Agreement.  The Board of Directors of Wonhe High-Tech has authorized the execution and delivery of this Agreement by Wonhe High-Tech and has approved this Agreement and the transactions contemplated hereby.

Section 2.13 Material Transactions or Affiliations.  Except as disclosed herein and in the Wonhe High-Tech Schedules and in Wonhe High-Tech’s public filings with the SEC, there exists no contract, agreement or arrangement between Wonhe High-Tech and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Wonhe High-Tech to own beneficially, 5% or more of the issued and outstanding common shares of Wonhe High-Tech and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Wonhe High-Tech has, or has had since inception of Wonhe High-Tech, any known interest, direct or indirect, in any such transaction with Wonhe High-Tech which was material to the business of Wonhe High-Tech.  Wonhe High-Tech has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14 Wonhe High-Tech Schedules.  Wonhe High-Tech has delivered to World Win the following schedules, which are collectively referred to as the “Wonhe High-Tech Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Wonhe High-Tech to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Wonhe High-Tech as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Wonhe High-Tech identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Wonhe High-Tech since March 31, 2012, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Wonhe High-Tech Schedules by Sections 2.01 through 2.13.

Wonhe High-Tech shall cause the Wonhe High-Tech Schedules and the instruments and data delivered to World Win hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15 Bank Accounts; Power of Attorney.  Set forth in the Wonhe High-Tech Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Wonhe High-Tech within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Wonhe High-Tech, (b) all safe deposit boxes and other similar custodial arrangements maintained by Wonhe High-Tech within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Wonhe High-Tech or who are otherwise authorized to act on behalf of Wonhe High-Tech with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16 Valid Obligation.  This Agreement and all agreements and other documents executed by Wonhe High-Tech and the Majority Shareholder in connection herewith constitute the valid and binding obligation of Wonhe High-Tech or the Majority Shareholder, respectively, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17 SEC Filings; Financial Statements.

(a) Wonhe High-Tech has made available to World Win a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Wonhe High-Tech with the SEC for the 24 months prior to the date of this Agreement (the “Wonhe High-Tech SEC Reports”), which, to Wonhe High-Tech’s knowledge, are all the forms, reports and documents filed by Wonhe High-Tech with the SEC for the 24 months or applicable period prior to the date of this Agreement. As of their respective dates, to the Majority Shareholder’s knowledge, the Wonhe High-Tech SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Wonhe High-Tech SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Wonhe High-Tech SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Wonhe High-Tech at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Wonhe High-Tech, taken as a whole (“Material Adverse Effect”).

Section 2.18 Exchange Act Compliance.  Wonhe High-Tech is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Wonhe High-Tech is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Wonhe High-Tech.

Section 2.19 Title to Property.  Wonhe High-Tech does not own or lease any real property or personal property.  There are no options or other contracts under which Wonhe High-Tech has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20  Intellectual Property.  Wonhe High-Tech does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE WORLD WIN SHAREHOLDERS

The World Win Shareholders hereby represents and warrants, severally and solely, to Wonhe High-Tech as follows.

Section 3.01 Good Title.  Each of the World Win Shareholders is the record and beneficial owner, and has good title to his World Win common shares, with the right and authority to sell and deliver such World Win common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Wonhe High-Tech as the new owner of such World Win common shares in the share register of World Win, Wonhe High-Tech will receive good title to such World Win common shares, free and clear of all liens.

Section 3.02 Power and Authority.  Each of the World Win Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the World Win Shareholders, enforceable against the World Win Shareholders in accordance with the terms hereof.

Section 3.03 No Conflicts.  The execution and delivery of this Agreement by the World Win Shareholders and the performance by the World Win Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the World Win Shareholders and (c) will not violate or breach any contractual obligation to which the World Win Shareholders are a party.

Section 3.04 Finder’s Fee.  Each of the World Win Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05 Purchase Entirely for Own Account.  The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the World Win Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the World Win Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06 Acquisition of Exchange Shares for Investment.

(a) Each World Win Shareholder is acquiring the Exchange Shares for investment for such World Win Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each World Win Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each World Win Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Each World Win Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Wonhe High-Tech and its securities.

(c) Each World Win Shareholder hereby certifies he or she is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and is not acquiring the Exchange Shares for the account or benefit of any U.S. person and understands that the Exchange Shares are not registered under the Securities Act and that the transfer thereof to such World Win Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person and certifies that such Shareholder will only transfer the Exchange Shares in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.   Each World Win Shareholder also certifies and agrees that hedging transactions may not be conducted unless in compliance with the Securities Act.  Unless so registered or exempt therefrom, such transfer restrictions shall include but not be limited to, and the World Win Shareholder certifies to the following:

(i) The World Win Shareholder shall not sell the Exchange Shares publicly or privately, or through any short sale, or other hedging transaction to any U.S. Person, whether directly or indirectly, or for the account or benefit of any such U.S. Person for the restricted period mandated by Regulation S after the transfer of the Exchange Shares unless registered or exempt from registration;

(ii) The World Win Shareholder shall not engage in any hedging transactions with respect with the Wonhe High-Tech’s shares unless in compliance with the Securities Act.

(iii) Any other offer or sale of the Exchange Shares shall be made only if (A) during the restricted period any subsequent transferee certifies in writing that it is not a U.S. Person and is not acquiring the Exchange Shares for the account or benefit of any U.S.  Person, or (B) after the restricted period the Exchange Shares are transferred in a transaction that did not require registration under the Securities Act and applicable Blue Sky laws; and

(iv) Any transferee of the Exchange Shares who acquires the Exchange Shares during the Regulation S restricted period shall agree in writing to resell the Exchange Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(d) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each World Win Shareholder was outside of the United States, its territories and possessions.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(e) Each World Win Shareholder agrees to provide documentation to Wonhe High-Tech and the Majority Shareholder prior to Closing as may be requested by Wonhe High-Tech or the Majority Shareholder to confirm compliance with Regulation S and/or Section 4(1) of the Securities Act, including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such World Win Shareholder may be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(f) Each World Win Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(g) Each World Win Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Wonhe High-Tech and its securities, and, that all information required to be disclosed to such World Win Shareholder has been furnished to such World Win Shareholder by the Majority Shareholder.  To the full satisfaction of each World Win Shareholder, he has been furnished all materials that he has requested relating to Wonhe High-Tech and the transfer of the Exchange Shares hereunder, and each World Win Shareholder has been afforded the opportunity to ask questions of Wonhe High-Tech’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the World Win Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Wonhe High-Tech set forth in this Agreement, on which each of the World Win Shareholders have relied in making an exchange of his shares World Win for the Exchange Shares.

(h) Each World Win Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each World Win Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Wonhe High-Tech’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(i) Each World Win Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the World Win Shareholder under this Section 3.06 shall survive the Closing.

(j) The receipt of the Exchange Shares by the World Win Shareholder does not contravene any of the applicable securities legislation in the jurisdiction in which the World Win Shareholder resides and does not trigger: (i) any obligation to prepare and file a prospectus or similar document or any other report with respect to the transfer, or (ii) any registration requirement or other securities compliance obligation on the part of Wonhe High-Tech.

Section 3.07 Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the World Win Shareholders consents to Wonhe High-Tech making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01 The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the World Win Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of World Win set forth on the World Win Schedules attached hereto, constituting all of the shares of World Win held by such shareholder; the objective of such Exchange being the acquisition by Wonhe High-Tech of not less than 100% of the issued and outstanding shares of World Win.  In exchange for the transfer of such securities by the World Win Shareholders, the Majority Shareholder shall transfer to the World Win Shareholders a total of 19,128,130 shares of Wonhe High-Tech’s common stock pursuant to Table 1 attached hereto, representing approximately 80.0% of the total common shares of Wonhe High-Tech, for all of the outstanding shares of World Win held by the World Win Shareholders (the “Exchange Shares”). At the Closing Date, each of the World Win Shareholders shall, on surrender of their certificate or certificates representing his World Win shares to Wonhe High-Tech or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of World Win shall be held by Wonhe High-Tech. Upon consummation of the transaction contemplated herein, there shall be 23,900,130 Wonhe High-Tech common shares issued and outstanding.

Section 4.02 [Intentionally Omitted]

Section 4.03 [Intentionally Omitted]

Section 4.04 [Intentionally Omitted]

Section 4.05 Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on June 27, 2012 upon the exchange of the shares of Wonhe High-Tech and World Win as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.06 Closing Events.  At the Closing, Wonhe High-Tech, World Win, the Majority Shareholder and the World Win Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07 Termination.  This Agreement may be terminated by the Board of Directors of World Win or Wonhe High-Tech only in the event that Wonhe High-Tech or World Win does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01 Regulation S Compliance.  Wonhe High-Tech and the World Win Shareholders agree that Wonhe High-Tech shall refuse to register any transfer of shares transferred pursuant to this Agreement pursuant to Regulation S if such transfer was not made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and Wonhe High-Tech may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing the Exchange Shares.

Section 5.02 Delivery of Books and Records.  At the Closing, Wonhe High-Tech shall deliver to World Win, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Wonhe High-Tech which is now in the possession of Wonhe High-Tech or its representatives.

Section 5.03 Third Party Consents and Certificates.  Wonhe High-Tech and World Win agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04 [Intentionally Omitted]

Section 5.05 Designation of Officers.  At Closing, all present officers of Wonhe High-Tech shall resign from all their officer positions of Wonhe High-Tech and the persons as set forth below shall be appointed as Officers of Wonhe High-Tech:

Name	Position

Nanfang Tong	Chief Executive Officer

Chahua Yuan	Chief Financial Officer, Secretary and Treasurer

Section 5.06 Indemnification.

(a) World Win hereby agrees to indemnify Wonhe High-Tech and the Majority Shareholder, and each of the officers, agents and directors of Wonhe High-Tech  and the Majority Shareholder as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Articles I and III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) the Majority Shareholder hereby agrees to indemnify World Win and each of the officers, agents, and directors of World Win and the World Win Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.07 The Acquisition of Wonhe High-Tech Common Shares.  Wonhe High-Tech, the Majority Shareholder and World Win understand and agree that the consummation of this Agreement including the transfer of the Wonhe High-Tech common shares to the World Win Shareholders in exchange for the World Win Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Wonhe High-Tech, the Majority Shareholder and World Win agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transaction contemplated by this Agreement, Wonhe High-Tech, the Majority Shareholder and World Win shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of World Win reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, World Win, the Majority Shareholder, the World Win Shareholders, and Wonhe High-Tech shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as World Win, the Majority Shareholder or Wonhe High-Tech and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c) The World Win Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF WONHE HIGH-TECH AND THE
MAJORITY SHAREHOLDER

The obligations of Wonhe High-Tech under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by World Win in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  World Win shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by World Win prior to or at the Closing.

Section 6.02 Approval by World Win Shareholders.  The Exchange shall have been approved by the requisite number of World Win Shareholders as required by applicable law and this Agreement.

Section 6.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of World Win after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.05 Other Items.  Wonhe High-Tech shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Wonhe High-Tech may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF WORLD WIN
AND THE WORLD WIN SHAREHOLDERS

The obligations of World Win and the World Win Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Wonhe High-Tech in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Wonhe High-Tech shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Wonhe High-Tech.

Section 7.02 Good Standing.  Wonhe High-Tech shall be in good standing as a company in the State of Nevada and have filed all tax returns required to have been filed by it to date and have paid all taxes reported as due thereon.

Section 7.03 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.04 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Wonhe High-Tech after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.05 Other Items.  World Win shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as World Win may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Brokers.  Wonhe High-Tech and World Win agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Wonhe High-Tech and World Win agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada.  Venue for all matters shall be in San Francisco, CA, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03 Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to World Win or Shenzhen Wonhe, to:
Nanfang Tong

With copies to (which shall not constitute notice):
Ryan Nail, Esq.
The Crone Law Group
101 Montgomery, Suite 2650
San Francisco, CA 94104

If to Wonhe High-Tech, to:

With copies to (which shall not constitute notice):
Ryan Nail, Esq.
The Crone Law Group
101 Montgomery, Suite 2650
San Francisco, CA 94104

If to the Majority Shareholder, to:

With copies to (which shall not constitute notice):

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06 Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08 Third Party Beneficiaries.  This contract is strictly between Wonhe High-Tech, World Win, the World Win Shareholders and the Majority Shareholder, and, except as specifically provided, no director, officer, stockholder (other than the World Win Shareholders and the Majority Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09 Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Wonhe High-Tech and World Win will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14 Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Wonhe High-Tech Acquisition Corp.

By:
Name: Nanfang Tong
Title: President

World Win International Holding Ltd.

By:
Name:
Title:

Super-stable Group Holdings Limited

By:
Name:
Title:

Approved and Accepted by the WORLD WIN INTERNATIONAL HOLDING LTD. Shareholders:

Name: Youliang Wang

Name: Qing Tong

Name: Jingwu Li

Name: Nanfang Tong

Name: Qian Xu

Name: Ling Tong

Name: Jingbo Xu

Name: Jinquan Deng

Name: Gaozuo He

Name: Hui Tong

Name: Chunliang Wang

Name: Jieli Chen

Name: Zhixiu Yu

Name: Huili Chen

Name: Minghua Li

Name: Zhengyu Li

Name: Jinhui Fan

Name: Ping Wang

Name: Kang Liu

Name: Shaoxian Liang

Name: Hongmei Liang

Name: Yutong Chen

Global Elite Capital Holdings Group Co., Ltd.

By:
Name:
Title:

Table 1:      Exchange Shares to be Transferred

Name	Shares
Youliang Wang	650,356
Qing Tong	573,844
Jingwu Li	573,844
Nanfang Tong	573,844
Qian Xu	822,510
Ling Tong	822,510
Jingbo Xu	803,382
Jinquan Deng	803,382
Gaozuo He	803,382
Hui Tong	803,381
Chunliang Wang	918,150
Jieli Chen	937,278
Zhixiu Yu	937,278
Huili Chen	918,150
Minghua Li	899,022
Zhengyu Li	918,150
Jinhui Fan	899,022
Ping Wang	899,022
Kang Liu	918,150
Shaoxian Liang	899,022
Hongmei Liang	879,894
Yutong Chen	918,150
Global Elite Capital Holdings Group Co., Ltd.	956,407
Total	19,128,130